Exhibit 99.1

FOR IMMEDIATE RELEASE

Thoma Bravo Completes Take-Private Acquisition of Deltek, Inc.

$1.1 Billion Acquisition; Represents Thoma Bravo’s 24th Platform Company in Software and Technology

San Francisco – Oct. 10, 2012 – Thoma Bravo, LLC, a leading private equity investment firm, has completed the acquisition of Deltek Inc., the leading global provider of enterprise software and information solutions for professional services firms and government contractors, for $13 per share or $1.1 billion. With the transaction completed, Deltek’s stock ceased trading on the NASDAQ under the ticker symbol PROJ at market close yesterday. Deltek will remain headquartered in Herndon, Va., and will continue to be led by its existing senior management team.

“We look forward to partnering with existing management to accelerate growth through Thoma Bravo’s proven buy and build strategy,” said Holden Spaht, partner at Thoma Bravo. “We’re confident our approach and experience in identifying strategic opportunities, coupled with Deltek’s innovative solutions and proven leadership, establishes a platform for the company’s continued success.”

“Deltek has experienced significant growth over the past seven years, and I want to thank our board of directors and New Mountain Capital for their help building Deltek into a global market leader. We look forward to continuing our strong growth as a private company with the support of Thoma Bravo,” said Kevin Parker, Deltek president and CEO. “Our customers will continue to receive the same commitment and unmatched solutions they’ve grown accustomed to and can expect continued enhancements to our suite of products and solutions through strategic and organic growth investments.”

About Deltek

Deltek is the leading global provider of enterprise software and information solutions for professional services firms and government contractors. For decades, we have delivered actionable insight that empowers our customers to unlock their business potential. 15,000 organizations and 2 million users in over 80 countries around the world rely on Deltek to research and identify opportunities, win new business, optimize resources, streamline operations, and deliver more profitable projects. Deltek – Know more. Do more.® www.deltek.com

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm building on a 30+ year history of providing equity and strategic support to experienced management teams and growing companies. The firm has continued to apply the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Thoma Bravo invests across multiple industries, with a particular focus in enterprise and infrastructure software and financial and business services, and works in partnership with management to implement its operating and consolidation expertise to build long-term value. The firm currently manages a series of private equity funds representing almost $4 billion of equity commitments. In software, Thoma Bravo has completed 54 add-on acquisitions across 24 platform companies with total annual earnings of approximately $1 billion. For more information, visit www.thomabravo.com.

For More Information:

Deltek Investor Relations Contact:

Joe Wilkinson Deltek, Inc.

703.885.9423

josephwilkinson@deltek.com

Deltek Media Relations Contact:

Patrick Smith

Deltek, Inc.

703.885.9062

patricksmith@deltek.com

Thoma Bravo Media Relations Contact:

Amber Roberts

LANE PR

212.302.5964

Amber@lanepr.com